UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 9, 2011 (November 8, 2011)

SM Energy Company
(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1775 Sherman Street, Suite 1200, Denver, Colorado (Address of principal executive offices)	80203 (Zip Code)

Registrant's telephone number, including area code: (303) 861-8140

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.
In accordance with General Instruction B.2. of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
As disclosed in SM Energy Company's (the “Company”) Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 (the “Third Quarter 10-Q”), the Company initiated an arbitration proceeding on May 11, 2011, against Anadarko E&P Company, LP (“Anadarko”). On November 8, 2011, the arbitration panel returned a ruling in favor of Anadarko. This ruling in no way affects the Company's previously disclosed acreage positions, plans, projections or published guidance, as the Company had not included any potential results from this arbitration proceeding in such acreage positions, plans, projections or published guidance.
The Company also disclosed in the Third Quarter 10-Q that it had initiated a separate, unrelated arbitration proceeding against Springfield Pipeline, LLC (“Springfield”), a wholly owned affiliate of Anadarko Petroleum Corporation, alleging that Springfield had unreasonably withheld or delayed consents, which are closing conditions of the Company's Acquisition and Development Agreement with Mitsui E&P Texas LP, and which are required (but are not to be unreasonably withheld or delayed) under an Agreement for the Construction, Ownership and Operation of Midstream Assets in Maverick, Dimmit, Webb and La Salle Counties, Texas, executed by the Company and Springfield and under certain other related gathering agreements. This arbitration proceeding remains ongoing, and the Company remains committed to its efforts to conclude this arbitration proceeding during the fourth quarter of 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM ENERGY COMPANY

Date:	November 9, 2011	By:	/s/ David W. Copeland
David W. Copeland
Senior Vice President, General Counsel and Corporate Secretary